Exhibit (h)(2)

SELLING AND SHAREHOLDER SERVICING AGREEMENT

THIS SELLING AND SHAREHOLDER SERVICING AGREEMENT (“Agreement”) is made and entered into among Stone Ridge Securities LLC, a Delaware limited liability company (“SRS”), Stone Ridge Asset Management LLC, a Delaware limited liability company (the “Adviser”) (solely for purposes of Section 4 herein), and each of the trusts listed on Schedule A attached hereto, as may be amended from time to time, each a Delaware statutory trust (each a “Trust”), on behalf of its corresponding series listed on Schedule A attached hereto (each, a “Fund”).

WHEREAS, each Trust desires to enter into this Agreement with SRS for SRS to provide certain services set forth herein relating to the Funds;

WHEREAS, SRS serves as the principal underwriter for each Fund pursuant to a Distribution Agreement between SRS and each Trust dated [ ], 2020 (the “Distribution Agreement”);

WHEREAS, SRS may receive compensation pursuant to one or more separate agreements with the Adviser or its affiliates for providing certain services and/or performing activities that are set forth herein, and there is no compensation paid for those services pursuant to this Agreement; and

WHEREAS, the term “Prospectus” means the prospectus of a Fund and, unless the context otherwise requires, the related statement of additional information (“SAI”) incorporated therein by reference, as the same are amended and supplemented (“Supplements”) from time to time by a Fund;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.

Services. SRS shall, on behalf of each Trust, perform the following services, as applicable, with respect to shareholders of each Fund who have chosen to invest in the Funds and maintain their shares of the Funds in accounts with SRS: (i) answering inquiries regarding a Fund or otherwise communicating with investors; (ii) addressing shareholder issues and correspondence; (iii) processing purchases, repurchases, redemptions, cancellations and distributions; (iv) assistance in establishing accounts or changing account designation and addresses; (v) issuing account statements, transaction confirmations and other reports; (vi) forwarding to investors communications, reports and other information from a Fund; (vii) acting as shareholder of record and nominee for shareholders; (viii) providing subaccounting or other services for Fund shares held beneficially; (ix) personal services to investors; (x) subaccounting, sub-transfer agency or other services for Fund shares held beneficially; (xi) coordinating with the Adviser in identifying shareholder deaths and Fund shares to be redeemed or cancelled by the Fund upon death; (xii) other services related to the maintenance of shareholder records; and (xiii) related services that the Adviser may reasonably request, to the extent permitted by applicable statute, rule, or regulation to provide administrative and investor services and assistance.

2.	Facilitation of Purchase of Fund Shares by Customers.

(a)

SRS agrees to facilitate the purchase, repurchase, redemption and cancellation of each Fund’s shares in accordance with the Distribution Agreement and such Fund’s then current Prospectus. SRS agrees to deliver, or cause to be delivered, to each customer, at or prior to the time of any purchase of shares, a copy of the then-current Prospectus (including any Supplements thereto), and to each customer who so requests, a copy of the then-current SAI (including any Supplements thereto).

(b)

SRS shall be responsible for opening, approving, and monitoring customer accounts and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission and Financial Industry Regulatory Authority, Inc. (“FINRA”).

(c)

All orders are subject to acceptance or rejection by a Fund in its sole discretion. Each Fund reserves the right, at its discretion and without notice to SRS, to suspend sales or to withdraw the offering of such Fund’s shares, in whole or in part, or to make a limited offering of such Fund’s shares.

(d)

SRS agrees to transmit to its customers any repurchase or tender offer notification received from the Funds within the time period specified in the applicable Prospectus or offering document and in such notification, and to transmit repurchase or tender requests from its customers to the applicable Fund or the transfer agent of the Fund (the “Transfer Agent”) or other designee by the applicable repurchase or tender request deadline as specified in the applicable Prospectus and offer notification.

(e)

SRS acknowledges and agrees that: (i) shares of a Fund will not be repurchased by the Fund other than in accordance with the periodic repurchase or tender offers described in the Prospectus and at such price as provided in the Prospectus or offering document; (ii) shares of a Fund will be redeemed or cancelled by the Fund upon a shareholder’s death, as described in the Prospectus and at such redemption price as provided in the Prospectus; (iii) no secondary market for the shares of a Fund exists currently or is anticipated to develop and shareholders will have no opportunities to sell or transfer their shares to third parties; therefore, the shares of the Funds have limited liquidity; and (iv) any representations regarding a repurchase offer or other tender offer by a Fund, other than that which is specifically set forth in the Fund’s then-current Prospectus or repurchase offer notification issued by the Fund, is prohibited.

(f)

SRS will comply with all applicable federal and state laws and with the rules and regulations of applicable regulatory agencies thereunder. SRS will not facilitate the purchase of shares of any Fund unless such shares are duly registered under all the applicable securities laws, rules and regulations, provided that a Fund will notify SRS if its shares are not so registered at any time.

(g)

Any transaction in shares of a Fund shall be effected and evidenced by book-entry on the records maintained by the Transfer Agent. A confirmation statement evidencing transactions in a Fund’s shares will be transmitted to SRS by the Transfer Agent.

(h)

SRS will provide the Adviser with all necessary information related to SRS’s customers to enable the applicable Fund to price the shares as described in the applicable Prospectus and to enable the Adviser to monitor for shares that may be redeemable by the applicable Fund upon the death of that customer, including date of birth, gender and social security number or taxpayer identification number. Upon notification from the Adviser that it has determined that one of the customers of SRS has died, SRS agrees to transmit to such customer a notification of such determination by the deadline specified in the applicable Prospectus.

3.	Account Options.

(a)

SRS may appoint the Transfer Agent as SRS’s agent to execute customers’ transactions in a Fund’s shares in accordance with the terms and provisions of any account, program, plan, or service established or used by SRS’s customers and to confirm each such transaction to SRS’s customers on SRS’s behalf, and at the time of the transaction, SRS guarantees the legal capacity of its customers so transacting in such Fund shares and any co-owners of such Fund shares.

(b)

SRS may instruct the Transfer Agent to register shares purchased in SRS’s name and account as nominee for SRS’s customers, in which event all Prospectuses, proxy statements, periodic reports, and other materials will be sent to SRS, and all confirmations and other communications to shareholders, including, but not limited to, repurchase offer notifications, will be transmitted to SRS. SRS shall be responsible for forwarding such materials, confirmations, notifications and communications, or the information contained therein, to all customers for whom SRS holds such shares as nominee. However, the Adviser shall be responsible for the reasonable costs associated with SRS forwarding such materials, confirmations, notifications and communications and shall reimburse SRS in full for such costs. SRS shall also be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account SRS is holding such shares. With respect to customers whose accounts are not held in SRS’s name as nominee, SRS shall record and maintain all information (including, without limitation, certification of TINs and/or SSNs and back-up withholding instructions) necessary or appropriate for SRS to comply with any legal and regulatory reporting requirements.

(c)

To the extent applicable, accounts opened or maintained pursuant to the networking system of NSCC will be governed by applicable NSCC rules and procedures, and any agreement or other arrangement with SRS relating to networking.

4.	Sales Charges and Other Compensation.

(a)

SRS shall receive any fees as provided by one or more separate agreements with the Adviser or its affiliates. In addition, SRS will be entitled to receive any sales charges applicable to the sale of shares of a Fund in accordance with the terms of the applicable prospectus or SAI.

(b)

Each Trust represents, warrants and covenants continuously during the term of this Agreement that each Fund’s sales charges and member compensation arrangements, as applicable, meet the conditions and qualifications set forth in FINRA Rule 2341, as amended from time to time, which enable a member of FINRA to offer or sell shares of the Fund. In the event that FINRA Rule 2341 precludes a Fund from imposing, or SRS from receiving, a sales charge (as defined in Rule 2341) or any portion thereof, SRS shall not be entitled to any payments attributable to such sales charge from the date that a Fund or class thereof discontinues or is required to discontinue imposition of some or all of its sales charges until the date the relevant Fund resumes imposition of some or all of its sales charge.

5.	Status as Financial Intermediary.

(a)

SRS represents and warrants that SRS is and will remain a member in good standing of FINRA, and agrees to abide by all of its rules and regulations including the Conduct Rules. SRS further agrees to comply with all applicable federal and state laws and rules and regulations of regulatory agencies having jurisdiction. Reference is hereby specifically made to Rule 2341 of FINRA’s Conduct Rules, which is incorporated herein by reference. The termination of SRS’s membership with FINRA will immediately and automatically terminate this Agreement. SRS further represents that SRS is qualified to act as a broker/dealer in the states where SRS transacts business. SRS further agrees that, in facilitating any purchases by customers within the United States, SRS will conform to the provisions of paragraphs (a) and (b) of Rule 2040 of FINRA’s Conduct Rules.

(b)

SRS represents that SRS is qualified to facilitate the purchase of Fund shares by its customers in the various jurisdictions where it transacts business. SRS represents that it and all of its personnel involved in the activities contemplated hereunder have all governmental, regulatory, and self-regulatory registrations, approvals, memberships, and licenses required to perform SRS’s obligations under this Agreement and to receive compensation, if any, therefor, and SRS will maintain all relevant registrations, approvals, memberships, and licenses during the term of this Agreement.

(c)	Nothing in this Agreement shall give SRS any authority to act for a Trust or a Fund. No Trust shall be liable for any of SRS’s acts, omissions or obligations under this Agreement.

6.	Information Relating to the Funds.

(a)

No person is authorized to make any representations concerning a Fund’s shares except any representations that are consistent with information contained in such Fund’s then-current Prospectus and SAI (including any Supplements thereto), and in facilitating the purchase of Fund shares by customers of SRS or repurchase of Fund shares pursuant to any repurchase offer, SRS shall rely solely on the representations contained in the then-current Prospectus and any applicable repurchase or tender offer notification. Upon SRS’s request, a Fund will furnish SRS with a reasonable number of copies of such Fund’s then-current Prospectus and/or SAIs (including any Supplements thereto).

(b)

SRS may not use any sales literature or material (including material disseminated through radio, television, or other electronic media) concerning a Fund’s shares, other than a Fund’s then-current Prospectus that is given to SRS by the Fund, without first obtaining the Fund’s approval.

7.	Reporting. SRS shall furnish to the board of trustees of each Trust such information in writing as shall reasonably be requested by the applicable board.

8.	Indemnification.

(a)

Each Trust agrees to indemnify and hold harmless SRS and each of its officers, directors, and agents, against any and all losses, claims, damages and liabilities (including reasonable legal and other expenses of defending any actions) arising out of: (i) any untrue or alleged untrue statement of a material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any registration statement, or its corresponding Fund’s prospectus or SAI, annual or other periodic report, proxy statement, repurchase or tender offer notification, or any other document, notice or materials provided by the Trust for distribution by SRS (collectively, “Fund Documents”; unless, such untrue or alleged untrue statement or omission or alleged omission of fact was made in conformity with information given to such Trust by SRS or its agents; or (ii) any material breach by such Trust of this Agreement.

(b)

SRS agrees to indemnify and hold harmless each Trust and its corresponding Fund, and each of such Trust’s officers, Trustees, and agents, against any and all losses, claims, damages and liabilities (including reasonable legal and other expenses of defending any actions) arising out of: (i) any untrue or alleged untrue statement of a material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading contained in such Trust’s Fund Documents only to the extent such untrue or alleged untrue statement or omission or alleged omission of fact was made in conformity with information given to such Trust or its agents by SRS. SRS also agrees to indemnify and hold harmless each Trust and its corresponding Fund against any and all losses, claims, damages and liabilities (including reasonable legal and other expenses of defending any actions) arising out of or based upon any acts, deeds or omissions of SRS (including any employee, agent or sales representative of SRS) that constitute a material breach by SRS of this Agreement.

(c)

The indemnity in this Section shall remain operative and in full force and effect regardless of the expiration or termination of this Agreement but only with respect to statements made, omissions or actions occurring prior to such expiration or termination.

(d)

Nothing contained herein shall relieve either party of any liability to the other or to any Trust’s shareholders to which they would otherwise be subject by reason of willful misfeasance, bad faith, negligence, or reckless disregard in the performance of their obligations and duties under this Agreement.

9.	Duration. This Agreement will continue in effect until terminated in accordance with Section 11 below.

10.	Amendment. This Agreement may be amended only by a writing executed by each party hereto.

11.

Termination of Agreement. Any party to this Agreement may terminate the Agreement without cause by giving each other party at least thirty (30) days’ written notice of its intention to terminate. If this Agreement is terminated, SRS shall not effect new sales of shares of such Fund without the written consent of the applicable Trust, but the terms of this Agreement shall continue to apply with respect to the servicing by SRS of any positions in the shares of such Fund that SRS’s customers continue to hold after such termination.

12.

Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or a similar means of same day delivery (with a confirming copy by mail). All notices shall be given or sent to the addresses specified herein. Each party may change the address to which notices shall be sent by giving notice to each other party in accordance with this paragraph.

(a)	If to a Trust:

    510 Madison Avenue, 21st Floor

    New York, New York 10022

    Attn: Lauren D. Macioce

    Email: lauren.macioce@stoneridgeam.com

(b)	If to SRS:

    Stone Ridge Securities LLC

    510 Madison Avenue, 21st Floor

    New York, New York 10022

    Attn: Legal Department

    Email: srslegalnotices@stoneridgeam.com

13.

Anti-Money Laundering Program. SRS hereby certifies that: (i) it understands that pursuant to various U.S. regulations, it is required to establish an anti-money laundering program that satisfies the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”); (ii) SRS has developed, implemented, and will maintain such an anti-money laundering program, including a customer identification program consistent with the rules under Section 326 of the USA PATRIOT Act, and will comply with all applicable laws and regulations designed to guard against money laundering activities set out in such program; and (iii) SRS will cooperate with the Funds and deliver information reasonably requested by a Fund concerning shareholders that purchased such Fund’s shares sold by SRS necessary for such Fund to comply with the USA PATRIOT Act. SRS acknowledges that a Fund may reject or refuse orders for the sale of shares with respect to customers for which SRS serves as nominee if SRS fails to implement anti-money laundering policies and procedures as required by the USA PATRIOT Act.

14.

Privacy. If nonpublic personal information, as defined in Regulation S-P promulgated under the Gramm-Leach-Bliley Act (“Nonpublic Personal Information”), regarding any person is disclosed to any party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement or as required by applicable law or requested by a regulator having jurisdiction over such party. Any privacy notice that SRS delivers to its customers will comply with Title V of the Gramm-Leach-Bliley Act and Regulation S-P, as each may be amended, and will notify customers that Nonpublic Personal Information may be provided to service providers and as permitted by law. Each party will implement appropriate administrative, technical, and physical safeguards reasonably designed to protect the security and confidentiality of, and protect against unauthorized access to or use of, Nonpublic Personal Information disclosed in connection with this Agreement, and each party will promptly notify the other in the event of any breach that results in unauthorized disclosure of Nonpublic Personal Information disclosed by the latter to the former in connection with this Agreement. This provision will survive the termination of this Agreement.

15.

Entire Agreement. This Agreement, together with any schedules hereto, constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, whether oral or written, relating to the facilitation of the purchase of Fund shares or any other subject covered by this Agreement.

16.

Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby. Furthermore, in the event of any inconsistency between the Agreement and the then-current Prospectus, the terms of the then-current Prospectus shall control.

17.

Waiver. Failure of a Fund to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence or any succeeding breach of the same.

18.	Headings. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement.

19.

Governing Law. The provisions of this Agreement are to be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State, without regard to the conflicts of laws principles of the State.

20.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

21.

Severability. In the event that any provision in this Agreement is determined invalid, void or unenforceable, the provision will be deemed deleted from this Agreement and the remaining provisions of this Agreement will continue in full force and effect. In the event that this Agreement is terminated with respect to one or more Trusts but not all Trusts, this Agreement will continue in full force and effect with respect to each Trust with respect to which such termination does not relate.

22.	Effective Date. This Agreement shall become effective with respect to a Trust as of the date when it is accepted and dated below by such Trust.

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IN WITNESS WHEREOF, each of the parties has caused this Selling and Shareholder Services Agreement to be signed in its behalf, as of the day and year first above written.

ON BEHALF OF EACH TRUST LISTED ON SCHEDULE A ATTACHED HERETO, SOLELY ON BEHALF OF ITS CORRESPONDING FUND

By:
Name: Lauren D. Macioce
Title: Secretary

STONE RIDGE SECURITIES LLC

By:
Name: Yan Zhao
Title: President

STONE RIDGE ASSET MANAGEMENT LLC (with respect to Sections 3(b) and 4(a) only)

By:
Name: Lauren D. Macioce
Title: General Counsel and Chief Compliance Officer

SCHEDULE A

Trusts	Funds
Stone Ridge Longevity Risk Premium Fixed Income Trust 65F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 65F
Stone Ridge Longevity Risk Premium Fixed Income Trust 65M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 65M
Stone Ridge Longevity Risk Premium Fixed Income Trust 66F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 66F
Stone Ridge Longevity Risk Premium Fixed Income Trust 66M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 66M
Stone Ridge Longevity Risk Premium Fixed Income Trust 67F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 67F
Stone Ridge Longevity Risk Premium Fixed Income Trust 67M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 67M
Stone Ridge Longevity Risk Premium Fixed Income Trust 68F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 68F
Stone Ridge Longevity Risk Premium Fixed Income Trust 68M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 68M
Stone Ridge Longevity Risk Premium Fixed Income Trust 69F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 69F
Stone Ridge Longevity Risk Premium Fixed Income Trust 69M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 69M
Stone Ridge Longevity Risk Premium Fixed Income Trust 70F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 70F
Stone Ridge Longevity Risk Premium Fixed Income Trust 70M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 70M
Stone Ridge Longevity Risk Premium Fixed Income Trust 71F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 71F
Stone Ridge Longevity Risk Premium Fixed Income Trust 71M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 71M
Stone Ridge Longevity Risk Premium Fixed Income Trust 72F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 72F
Stone Ridge Longevity Risk Premium Fixed Income Trust 72M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 72M

Trusts	Funds
Stone Ridge Longevity Risk Premium Fixed Income Trust 73F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 73F
Stone Ridge Longevity Risk Premium Fixed Income Trust 73M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 73M
Stone Ridge Longevity Risk Premium Fixed Income Trust 74F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 74F
Stone Ridge Longevity Risk Premium Fixed Income Trust 74M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 74M
Stone Ridge Longevity Risk Premium Fixed Income Trust 75F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 75F
Stone Ridge Longevity Risk Premium Fixed Income Trust 75M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 75M
Stone Ridge Longevity Risk Premium Fixed Income Trust 76F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 76F
Stone Ridge Longevity Risk Premium Fixed Income Trust 76M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 76M
Stone Ridge Longevity Risk Premium Fixed Income Trust 77F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 77F
Stone Ridge Longevity Risk Premium Fixed Income Trust 77M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 77M
Stone Ridge Longevity Risk Premium Fixed Income Trust 78F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 78F
Stone Ridge Longevity Risk Premium Fixed Income Trust 78M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 78M
Stone Ridge Longevity Risk Premium Fixed Income Trust 79F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 79F
Stone Ridge Longevity Risk Premium Fixed Income Trust 79M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 79M
Stone Ridge Longevity Risk Premium Fixed Income Trust 80F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 80F
Stone Ridge Longevity Risk Premium Fixed Income Trust 80M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 80M
Stone Ridge Longevity Risk Premium Fixed Income Trust 81F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 81F

Trusts	Funds
Stone Ridge Longevity Risk Premium Fixed Income Trust 81M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 81M
Stone Ridge Longevity Risk Premium Fixed Income Trust 82F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 82F
Stone Ridge Longevity Risk Premium Fixed Income Trust 82M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 82M
Stone Ridge Longevity Risk Premium Fixed Income Trust 83F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 83F
Stone Ridge Longevity Risk Premium Fixed Income Trust 83M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 83M
Stone Ridge Longevity Risk Premium Fixed Income Trust 84F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 84F
Stone Ridge Longevity Risk Premium Fixed Income Trust 84M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 84M
Stone Ridge Longevity Risk Premium Fixed Income Trust 85F	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 85F
Stone Ridge Longevity Risk Premium Fixed Income Trust 85M	Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 85M